EXHIBIT  99.1


BSP Onelink Closes Successful Balance Sheet Restructure

San Francisco, Oct. 24, 2003 - BSP Onelink, Inc. (OTCBB: BSPO) announced today the conversion of $2.1 million of trade payables into long-term notes and equity, representing approximately 75 percent of total payables outstanding as of June 30, 2003.

"This conversion of current liabilities into equity and long-term note reflects a strong vote of confidence in the business plan of BSP Onelink, whose mission is to be a leader in the global distribution and settlement business for the $4 trillion worldwide travel industry," commented Bill Guerin, chairman and CEO. "We appreciate the support of all our suppliers, employees and consultants who have worked very hard to prepare us for our commercial launch in 2004."

Guerin added that the "this is part of an overall capital plan that clears the way for institutional funding to support the company's aggressive growth plans commencing next year."

Of the $2.1 million, $1.8 million was exchanged for long-term notes maturing in January, 2005 and $300,000 was converted into equity. The notes carry an annual interest rate of 5 percent.



About BSP ONElink:

www.bsponelink.com

With headquarters in San Francisco and operations in the United Kingdom, BSP Onelink, Inc. has created the world's first integrated, Internet-based distribution and financial settlement service for the international travel and tourism industry. BSP ONElink allows suppliers of non-air travel - such as car rental, hotels, rail operators, cruise lines, ferries, travel insurance, events promoters and tour operators - to market their services more efficiently and cost effectively.

This press release is not a solicitation to buy or sell securities. This press release includes "forward looking statements" as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including delays in development and implementation of the Company's system, market acceptance of the new system, the Company's relationship with IATA and problems in obtaining additional financing. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.


Contact: KLP Consulting Group
Investor inquiries:
Karen Lazarovic, 212/481-4187

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